                                                 EXHIBIT 15

January 5, 1998
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Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of March 28, 1997, June 27, 1997, and September 26, 1997 and for the three-month periods ended March 28, 1997 and March 29, 1996 and the three- and six-month periods ended June 27, 1997 and June 28, 1996 and for the three- and nine-month periods ended September 26, 1997 and September 27, 1996 as indicated in our reports dated May 9, 1997, August 8, 1997 and November 7, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
New York, New York